UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2016

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street, Suite 310 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Appointment of Eric Kalamaras as Chief Financial Officer. Effective July 11, 2016, Eric T. Kalamaras was appointed Chief Financial Officer and Senior Vice President of American Midstream Partners, LP (the “Partnership”) and American Midstream GP, LLC, the general partner of the Partnership (the “General Partner”). In connection with Mr. Kalamaras’ appointment as Chief Financial Officer and Senior Vice President, Mr. Kalamaras will be paid an annual base salary of $285,000. He will be eligible to participate in the General Partner’s Short Term Incentive Plan (“STIP”), which provides for a discretionary annual bonus based on performance with respect to goals set by the General Partner’s Board of Directors (the “Board”). For the fiscal year ending in December 31, 2016, Mr. Kalamaras will be eligible under the STIP for a target bonus amount of 75% of his annual base salary, prorated at 6 months, and payable in cash or units inthe discretion of the Board. Beginning in 2017, Mr. Kalamaras will be eligible to participate in the General Partner’s Long Term Incentive Plan (“LTIP”), with a target award of 150% of his annual base salary. The LTIP vests over a four-year period: 25% on the first anniversary date of the LTIP grant agreement and the remaining 75% in 25% increments on each succeeding anniversary date. Subsequent LTIP opportunities will be subject to guidelines set by the Board. Mr. Kalamaras will also receive, within the first 30 days of employment, equity awards under the LTIP of 40,000 phantom units and 30,000 option units (with a strike price equal to the AMID NYSE common unit closing price on the last trading day prior to the date of grant). The awards will vest or be exercisable on the third anniversary date of the agreements evidencing the grants. Mr. Kalamaras’ participation in the incentive plans will be subject to his continued employment at the time of payment or the scheduled date of vesting, as applicable.

Mr. Kalamaras is entitled to a $50,000 miscellaneous expense allowance to facilitate his relocation, as well as reimbursement of moving and relocation costs. If Mr. Kalamaras’ position is terminated other than for cause prior to July 11, 2017, he will be entitled to receive a one-time payment equivalent to twelve months of his base salary plus the amount, if any, he received under the STIP for the 2016 calendar year. This payment will be subject to the execution of a release agreement and compliance with certain confidentiality, non-competition and non-solicitation requirements set out by the Partnership, for a one-year period.

Mr. Kalamaras, age 43, most recently served as Chief Financial Officer of Azure Midstream Partners, LP and Azure Midstream Holdings. Prior to joining Azure in July 2014, Mr. Kalamaras served as Senior Vice President and Chief Financial Officer for Valerus Energy Holdings, L.P., a multi-billion dollar field service company from 2012 to 2013. Prior to January 2012, Mr. Kalamaras served as Executive Vice President and Chief Financial Officer for Delphi Midstream Partners beginning in 2011 until it was sold to Williams Partners, L.P. (NYSE: WPZ) in March 2012. Mr. Kalamaras served as Executive Vice President and Chief Financial Officer of Atlas Pipeline Partners, L.P. (NYSE: APL) from 2009 to 2011. Mr. Kalamaras’ prior experience includes working in the energy investment banking groups of Wells Fargo Investment Bank and Bank of America Investment Bank with extensive transaction and capital raising experience primarily focused on master limited partnerships. Mr. Kalamaras has a B.B.A. from Central Michigan University and a M.B.A. from Wake Forest University. He currently serves on the Advisory Board of the Children’s Museum of Houston.

There are no arrangements or understandings between Mr. Kalamaras and any other person pursuant to which Mr. Kalamaras was appointed to serve as Chief Financial Officer and Senior Vice President of the Partnership. There are no family relationships between Mr. Kalamaras and any director or executive officer of the Partnership, and Mr. Kalamaras has no direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Daniel Campbell as Chief Financial Officer. Mr. Kalamaras replaces Daniel C. Campbell, who has notified the Partnership that he does not intend to relocate to Houston in connection with the Partnership’s consolidation of its corporate offices to Houston, Texas. Mr. Campbell will continue in an advisory capacity with the Partnership and the General Partner to ensure a seamless transition.

A copy of the press release announcing Mr. Kalamaras’ appointment is attached hereto as Exhibit 99.1.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

Date: July 11, 2016

Exhibit Index

Exhibit Number	Description
99.1	American Midstream Partners, LP press release dated July 11, 2016